EXHIBIT 77(C)

An special meeting of the Fund's shareholders was held on July 12, 2004. The number of outstanding shares of common stock on the record date, May 17, 2004, for the Fund was 1,305,553. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions with respect to such matters, are set forth below.

            (a)   The Fund's shareholders elected the following directors:

                    Director's Name              Votes For        Votes Withheld
                    ---------------              ---------        --------------
                  Norbert J. Conzemius            851,910             1,472
                  Charlton Dietz                  852,094             1,288
                  William B. Frels                851,743             1,638
                  Charles M. Osborne              852,093             1,288
                  Edward C. Stringer              850,962             2,420

            (b) The Fund's shareholders approved an amended and restated Agreement for Investment Counsel Service that clarifies the method by which the advisory fees are calculated. The following votes cast regarding this matter were:

                    Votes For             Votes Against              Abstentions
                    ---------             -------------              -----------
                     830,128                  7,149                    16,105

            (c) The Fund's shareholders ratified the selection by the Fund's Board of Directors of Ernst & Young LLP as the Fund's independent registered public accounting firm for the Fund for the fiscal year end December 31, 2004. The following votes cast regarding this matter were:

                    Votes For             Votes Against              Abstentions
                    ---------             -------------              -----------
                     838,428                  5,705                     9,249

            (d)   There were no other matters voted on or discussed.